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                            INVESTMENT ADVISORY AGREEMENT

                              FINANCIAL INVESTORS TRUST

                           U.S. TREASURY MONEY MARKET FUND


Agreement made as of March 21, 1997 between GE INVESMENT MANAGEMENT INCORPORATED ("GEIM") and FINANCIAL INVESTORS TRUST (the "Trust") on behalf of the U.S. Treasury Money Market Fund, a series of the Trust (the "Fund").


                                     WITNESSETH:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

WHEREAS, GEIM is a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

WHEREAS, the Trust wishes to retain GEIM to serve as investment adviser to the Fund and GEIM agrees to provide such services, in the manner and on the terms set forth herein.

NOW, THERFORE, the parties hereto agree as follows:

    Section 1. SERVICES AS INVESTMENT ADVISER.

    (a) The Trust hereby appoints GEIM as investment adviser with respect to the Fund's assets for the period and on the terms set forth in this agreement. GEIM accepts this appointment and hereby agrees to render the services herein set forth for the compensation herein provided.

    (b) The Trust anticipates that the Fund will employ its capital by investing and reinvesting in investments of the types specified in the Trust's Registration Statement on Form N-1A, as amended from time to time (the "Registration Statement"), and in the manner and to the extent approved by the Board of Trustees of the Trust. Copies of the Registration Statement have been submitted to GEIM.

    (c) Subject to the supervision and direction of the Trust's Board of Trustees, GEIM, as the Fund's investment adviser, will manage the Fund's assets in accordance with the investment objective and policies of the Fund as stated in the Registration Statement, will make investment decisions for the Fund and will place purchase and sale orders for the Fund's portfolio transactions.

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    (d)   GEIM will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this agreement.

    (e) GEIM will keep the Trust informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information GEIM believes is appropriate for this purpose.

    (f) GEIM shall provide (or arrange for its affiliates to provide) administrative assistance which shall include compiling statistical and research
data required for the preparation of reports     and statements which are
periodically distributed to the Trust's officers and Trustees. GEIM shall also provide to the Trust and the Fund information relating to portfolio composition, credit conditions and average maturity of the portfolio of the Fund. GEIM shall furnish periodic reports on the investment performance of the Fund to the Trustees of the Trust. GEIM generally shall monitor the Trust's and the Fund's compliance with investment policies and restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. GEIM shall make reports to the Trustees of the performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust and the Fund as it shall determine to be desirable.

      Section 2. SELECTION OF INVESTMENTS ON BEHALF OF THE FUND.

    Unless otherwise set forth in the Registration Statement or directed by the Trust, GEIM will, in selecting brokers or dealers to effect transactions on behalf of the Fund select the best overall terms available. In so doing, GEIM may consider the breadth of the market on the investment, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. GEIM may also consider brokerage and research services provided to the Fund and or other accounts over which GEIM or its affiliates exercise investment discretion. The Trust recognizes the desirability of GEIM's having access to supplemental investment and market research and security and economic analyses provided by brokers and that those brokers may execute brokerage transactions at a higher cost to the Fund than would be the case if the transactions were executed on the basis of the most favorable price and efficient execution. The Trust, thus, authorizes GEIM, to the extent permitted by applicable law and regulations, to pay higher brokerage commissions for the purchase and sale of securities for the Fund to brokers who provide supplemental investment and market research and security and economic analyses, subject to GEIM's determining in good faith that such commissions are reasonable in terms either of the particular transaction or of the overall responsibility of GEIM to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. The Fund understands that the services provided by those brokers

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may be useful to GEIM in connection with its services to other clients.  In no instance will portfolio securities be purchased from or sold to GEIM, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. Subject to Section 5 hereof, whenever GEIM simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by GEIM, the orders will be allocated as to price and amount among all such accounts in a manner reasonably believed to be equitable by GEIM over time to each account.

    Section 3. COSTS AND EXPENSES

    GEIM will bear the cost of rendering the services it is obligated to provide under this Agreement and will, at its own expense, pay the salaries of all officers and employees who are employed by both it and the Trust. GEIM will provide the Fund with investment officers who are authorized by the Trust's Board of Trustees to execute purchases and sales of securities on behalf of the Fund and will employ a professional staff of portfolio managers who draw upon a variety of sources for research information for the Fund.

    Section 4. COMPENSATION

    In consideration of services rendered pursuant to this Agreement, the Trust will pay GEIM at the beginning of each calendar month a fee for the previous month that is accrued daily at the maximum annual rate of 0.15% of the average daily net assets of the Portfolio, subject to the following schedule of waivers:

    PORTION OF AVERAGE DAILY           ADVISORY FEE RATE
    NET ASSETS OF THE FUND

    Not exceeding $500 million         0.05%
    In excess of $500 million but
      not exceeding $1 billion         0.075%
    In excess of $1 billion but
       not exceeding $1.5 billion      0.10%
    In excess of $1.5 billion          0.15%

    For the purpose of determining fees payable to GEIM under this Agreement, the value of the Portfolio's net assets will be computed in the manner described in the Registration Statement.

    Section 5. SERVICES TO OTHER COMPANIES OR ACCOUNTS.

    (a) The Trust understands and acknowledges, that GEIM now acts and will continue to act as investment manager or adviser to various fiduciary or other managed accounts ("Other Accounts") and the Trust has no objection to GEIM's so acting, so long as that when the Fund and any Other Account served by GEIM are prepared to invest in,

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or desire to dispose of the same security, available investments or opportunities for sales will be allocated in a manner reasonably believed by GEIM to be equitable to the Fund and the Other Account. In addition, the Trust understands and acknowledges that GEIM may, to the extent permitted by applicable laws and regulations, aggregate securities to be sold or purchased for the Fund with those to be sold or purchased for the Other Accounts so long as the securities purchased or sold, as well as the expenses incurred in the transaction, are allocated in a manner reasonably believed by GEIM to be equitable to the Fund and the Other Accounts. The Trust recognizes that, in some cases, these procedures may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

    (b) The Trust understands and acknowledges that the persons employed by GEIM to assist in the performance of its duties under this Agreement will not devote their full time to that service and agrees that nothing contained in this Agreement will be deemed to limit or restrict the right of GEIM or any affiliate of GEIM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

    Section 6. CONTINUANCE AND TERMINATION OF THE AGREEMENT.

    (a) This Agreement will become effective as of March 21, 1997 and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board of Trustees of the Trust or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

    (b) This Agreement is terminable without penalty, by the Trust on not more than 60 nor less than 30 days' written notice to GEIM, by vote of holders of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, or by GEIM on not more than 60 nor less than 30 days' notice to the Trust.

    (c) This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act or in rules adopted under the 1940 Act).

    Section 7. LIMITATION OF LIABILITY

    (a) GEIM will exercise its best judgment in rendering the services described in this Agreement, except that GEIM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, other than a loss resulting from willful misfeasance, bad faith or gross

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negligence on the part of GEIM in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of GEIM, who may be or become an officer, trustee, employee or agent of the Trust, will be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering services to, or acting solely for, the Trust and not as an officer, director, employee or agent, or one under the control or direction of, GEIM even though paid by GEIM.

    Section 8. GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act of 1940, as amended. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

    Section 9. MISCELLANEOUS.

    The Trust recognizes that directors, officers and employees of GEIM and its affiliates may from time to time serve as directors, trustees, officers and employees of corporations, partnerships, group trusts and business trusts (including other investment companies) and that such other entities may include the initials "GE" or the words "General Electric" as part of their name, and that GEIM or its affiliates may enter into distribution, investment advisory or other agreements with such other corporations and trusts. If GEIM ceases to act as the investment adviser to the Fund, the Trust agrees that, at GEIM's request, any license granted to the Trust for the use of the initials "GE" will terminate and that the Trust will cease and discontinue completely further use of such initials.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                       FINANCIAL INVESTORS TRUST



                                       By:
                                           --------------------------
                                       Name:  W. Robert Alexander
                                       Title: Chairman

Accepted:


GE INVESTMENT MANAGEMENT INCORPORATED


By:
    --------------------------
Name:  Michael J. Cosgrove
Title: Executive Vice President